As filed with the Securities and Exchange Commission on November 16, 2017

Registration No. 333-214062

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-214062

UNDER THE SECURITIES ACT OF 1933

Starwood Waypoint Homes

(IH Merger Sub, LLC, as successor by merger to Starwood Waypoint Homes)

(Exact name of registrant as specified in its charter)

Maryland	90-0939055
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Invitation Homes Inc.

1717 Main Street, Suite 2000

Dallas, Texas 75201

(972) 421-3600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark A. Solls

Invitation Homes Inc.

1717 Main Street, Suite 2000

Dallas, Texas 75201

(972) 421-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua Ford Bonnie

Edgar J. Lewandowski

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following registration statement filed by Starwood Waypoint Homes (“SFR”):

•	Registration Statement on Form S-3 (File No. 333-214062) (the “Registration Statement”), originally filed with the Securities and Exchange Commission on October 11, 2016, relating to the registration of an indeterminate number of (i) senior debt securities of SFR, (ii) common shares of beneficial interest of SFR, $0.01 par value per share (the “Common Shares”), (iii) preferred shares of beneficial interest of SFR, $0.01 par value per share (the “Preferred Shares”), (iv) depositary shares representing fractional or multiple Preferred Shares, (v) warrants of SFR to purchase Common Shares or other securities of SFR, (vi) purchase contracts of SFR, (vii) rights of SFR to purchase Common Shares or other securities of SFR and (viii) units of SFR consisting of two or more of the aforementioned securities, each with an indeterminate aggregate initial offering price.

Effective November 16, 2017, pursuant to the Agreement and Plan of Merger, dated as of dated August 9, 2017, by and among Invitation Homes Inc., a Maryland corporation (“INVH”), Invitation Homes Operating Partnership LP, a Delaware limited partnership, IH Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of INVH (“Merger Sub”), SFR and Starwood Waypoint Homes Partnership, L.P., a Delaware limited partnership, SFR merged with and into Merger Sub (the “Merger”).

As a result of the Merger, SFR has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, SFR hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by SFR in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of SFR registered but unsold under the Registration Statement as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 16th day of November 2017.

IH MERGER SUB, LLC, as successor by merger to Starwood Waypoint Homes

By:	/s/ Mark A. Solls
	Name:	Mark A. Solls
	Title:	Executive Vice President, Secretary and Chief Legal Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.